Exhibit 10.50

CONTRACT OF SALE

This Contract of Sale (the “Contract”) is entered into by and among (i) TOLLROAD TEXAS LAND CO., L.P., a Texas limited partnership (“TTLC”), (ii) TOLLWAY 76, L.P., a Washington limited partnership (“T76”), and (iii) THE SMITH & WOLLENSKY RESTAURANT GROUP, INC., a Delaware corporation (“Purchaser”).  TTLC and T76 are hereinafter collectively referred to as the “Seller”.

W I T N E S S E T H :

FOR AND IN CONSIDERATION of the promises, undertakings, and mutual covenants of the parties herein set forth, Seller hereby agrees to sell and Purchaser hereby agrees to purchase and pay for all that certain property hereinafter described in accordance with the following terms and conditions:

ARTICLE I

PROPERTY

The conveyance by Seller to Purchaser shall include the following:

(a)           that certain tract or parcel of land situated in Dallas, Texas, containing approximately 2.557 acres, said tract being more particularly described on Exhibit A attached hereto and made a part hereof, together with all and singular the rights and appurtenances pertaining to such property, including any right, title and interest of Seller in and to adjacent strips or gores, streets, alleys or rights-of-way and all rights of ingress and egress thereto (the property described in this clause is herein referred to collectively as the “Land”);

(b)           the buildings and other improvements on the Land, including specifically, without limitation, a restaurant building consisting of approximately 12,141 square feet,

and being currently operated as a “Humperdinks” restaurant, including all heating, ventilation and air conditioning systems and equipment, carpeting, draperies and curtains (the property described in this clause is herein referred to collectively as the “Improvements”);

(c)           the personal property located upon the Land or within the Improvements, including but not limited to, all equipment, fixtures, appliances, tools and supplies, and other items of personal property, including the items on Exhibit “B” attached hereto which are marked “Purchaser”, but excluding (i) the items on Exhibit “B” which are designated to be kept by “Seller”, and (ii) cash, liquor, and food inventory (the property described in this clause (c) is herein referred to collectively as the “FF&E”); and

(e)           all of Seller’s right, title and interest in and to (i) all assignable contracts and agreements relating to the upkeep, repair, maintenance or operation of the Land, Improvements or FF&E which will extend beyond the date of closing, including specifically, without limitation, all assignable equipment leases (collectively, the “Operating Agreements”), but only to the extent accepted and approved by Purchaser, and (ii) all assignable warranties and guaranties (express or implied) issued to Seller in connection with the Improvements or the FF&E (the property described in this clause is sometimes herein referred to collectively as the “Intangibles”).

The Land, the Improvements, the FF&E, and the Intangibles are hereinafter sometimes referred to collectively as the “Subject Property.”

ARTICLE II

PURCHASE PRICE

The purchase price to be paid by Purchaser to Seller for the Subject Property shall be the sum of Three Million Seven Hundred Fifty Thousand and No/100 Dollars ($3,750,000.00).  Two Million One Hundred Thousand and No/100 Dollars ($2,100,000.00) of the purchase price shall be paid in cash at the closing.  The remaining amount of the purchase price shall be paid by Purchaser’s execution and delivery at closing of a promissory note (the “Note”) payable to TTLC.  The Note shall provide for and be secured as follows:

a.             The Note shall bear interest at the rate of eight percent (8%) per annum;

b.             The principal balance of the Note shall be due and payable in three annual installments of $550,000 each, with each such installment due and payable on the first, second, and third anniversaries of the closing (due and payable in full on the third anniversary of the closing).  Interest, computed on the unpaid principal balance of the Note, shall be due and payable annually as it accrues, on the first, second, and third anniversaries of the closing;

c.             The Note shall provide that it may be prepaid at any time, in whole or in part, without premium or penalty, and that interest shall immediately cease to accrue on any part of the Note so prepaid;

d.             The Note shall be secured by a deed of trust (the “Deed of Trust”) to be executed at the closing; and

e.             The Deed of Trust shall prohibit any second liens against the Land or Improvements without the prior written consent of TTLC.

f.              Both the Note and the Deed of Trust shall be in the form promulgated by the State Bar of Texas for real estate transactions and otherwise shall be in form and substance satisfactory to counsel for Purchaser and Seller to be agreed upon during the Inspection Period.

ARTICLE III

EARNEST MONEY

Within five business days after the full execution of this Contract, Purchaser shall deposit the sum of Twenty Five Thousand and No/100 Dollars ($25,000.00) with Republic Title of Texas, Inc., 2626 Howell Street, 10th Floor, Dallas, Texas 75204 (Attention: Paulette Hubbard) (the “Title Company”) to be held by the Title Company as earnest money in connection with this Contract.  The Title Company shall deposit all earnest money in an interest bearing account, the earnings from which shall accrue to the benefit of Purchaser.

In the event that this Contract is closed, then all earnest money shall be applied in partial satisfaction of the purchase price.  In the event that this Contract is not closed, then the earnest money shall be disbursed in the manner provided for elsewhere herein.  Notwithstanding the foregoing or anything to the contrary contained elsewhere in this

Contract, it is understood and agreed that One Hundred Dollars ($100.00) of the earnest money shall in all events be delivered to Seller as valuable consideration for the Inspection Period described in Article VI hereinbelow and the execution of this Contract by Seller.

ARTICLE IV

PRE–CLOSING OBLIGATIONS OF SELLER

A.            Within ten (10) days of the date hereof, Seller shall furnish to Purchaser, at Seller’s sole cost and expense, each of the following (collectively, the “Due Diligence Items”):

a.             The most current as-built surveys of the Subject Property in Seller’s possession, including any topographical drawings or surveys of the Subject Property;

b.             All site plans, drawings, and plans and specifications pertaining to the Land or Improvements;

c.             A list of all service contracts, warranties, management, maintenance, or other agreements affecting the Subject Property, if any, together with copies of same.  Seller agrees not to enter into any additional contracts, warranties, or agreements prior to closing which would be binding on Purchaser and which cannot be cancelled by Purchaser upon thirty (30) days written notice without cost, penalty, or obligation unless such service contracts or other agreements are approved in writing by Purchaser;

d.             Copies of all licenses, permits, applications, authorizations, certificates of occupancy, governmental approvals and other entitlements relating to the Subject Property and the operation thereof, if any, including but not limited to, septic permits, grading or erosion permits, or TNRCC permits or entitlements;

e.             All roof, environmental, hydrological, engineering, percolation, mechanical, electrical, structural, soils and similar reports and/or audits relating to the Subject Property in the possession of Seller;

f.              True and correct copies of any existing option contracts, construction contracts, and architectural contracts relating to all or any portion of the Subject Property;

g.             A schedule of all current or pending litigation with respect to the Subject Property or any part thereof, together with a brief description of each such proceeding;

h.             A schedule of FF&E (specifying any such property which is leased);

i.              A list of any unwritten agreements affecting the Subject Property to which Seller is a party or of which Seller has knowledge;

j.              A current commitment (the “Title Commitment”) for the issuance of an owner’s policy of title insurance to the Purchaser from the Title Company in the amount of the purchase price, together with good and legible copies of all documents constituting exceptions to Seller’s title as reflected in the Title Commitment.  Seller shall also provide to Purchaser any updates to the Title Commitment subsequently issued by the Title Company;

k.             Any notices received by Seller since January 1, 2000 from any state, local, or federal governmental entity pertaining to the Subject Property; and

l.              Unaudited summaries of the expenses of the Subject Property for the calendar year 2001 and the five months ended May 31, 2002.

Notwithstanding anything to the contrary contained herein, Purchaser hereby agrees that, in the event Purchaser terminates this Contract for any reason, then Purchaser shall return to Seller all Due Diligence Items which have been delivered by Seller to Purchaser in connection with Purchaser’s inspection of the Subject Property.  This provision shall survive the termination of this Contract.  Seller makes no representation or warranty as to the accuracy of the matters set forth in items a., b., and e. above, except that such documents which are provided to Purchaser will be faithful reproductions of such documents in the possession of Seller.

B.            Seller agrees to use commercially reasonable efforts to cooperate with Purchaser in it efforts to obtain the Building Permit (defined in Article VIII B.); however, Seller is not required to expend any out-of -pocket costs in connection with its cooperation.

ARTICLE V

TITLE INSPECTION PERIOD

No later than thirty days after the date hereof, Purchaser shall obtain an updated as-built survey (the “Survey”) prepared by a licensed professional engineer or surveyor acceptable to Purchaser, which Survey shall:  (a) include a metes and bounds legal description of the Land; (b) accurately show all improvements, encroachments and uses and accurately show all easements and encumbrances visible or listed on the Title Commitment (identifying each by recording reference if applicable); (c) recite the number of square feet included within the Land and the dimensions of the surface perimeter of all Improvements; (d) state whether the Land (or any portion thereof) lies within a flood zone or flood prone area; (e) state the number of parking spaces situated on the Land; (f) contain a certificate verifying that the survey was made on the ground, that the survey is correct, that there are no improvements, encroachments, easements, uses or encumbrances except as shown on the survey plat, that the area represented for the Land and the Improvements has been certified by the surveyor as being correct and that the Land does not lie within any flood zone or flood prone area, except as indicated thereon,  and that the Land has access to public streets as indicated thereon; and (g) otherwise be in form satisfactory to Purchaser.

Purchaser shall have a period of time expiring 15 days after it receives the later of (i) the Survey, or (ii) the items described in paragraph j. of Article IV above (the “Title Review Period”) to review said items.  If the information provided therein or any subsequent update to the Title Commitment issued by the Title Company, reflects or discloses any defect, exception or other matter affecting the Subject Property (“Title Defects”) that is unacceptable to Purchaser, then prior to the expiration of the Title Review Period Purchaser shall provide Seller with written notice of Purchaser’s objections.  Seller may, at its sole option, elect to cure or remove the objections raised by Purchaser; provided, however, that Seller shall have no obligation to do so.  Should Seller elect to attempt to cure or remove the objections, Seller shall have 10 days from the date of Purchaser’s written notice of objections (the “Cure Period”) in which to notify Purchaser that Seller intends to cure or not cure the Title Defects.  In the event Seller either (i) elects not to cure or remove the Title Defects or fails to respond to Purchaser’s notice of Title Defects within the Cure Period, or (ii) having elected to attempt to cure said Title Defects, is unable to accomplish the cure prior to the closing, then Purchaser shall be entitled, as Purchaser’s sole and exclusive remedies, either to (a) terminate this Contract by providing written notice of termination to Seller within five (5) days from the date on which Purchaser receives Seller’s no-cure notice, in which case all earnest money (less $100.00) shall be immediately returned to Purchaser by the Title Company, Purchaser shall return to Seller all of the Due Diligence Items provided by Seller, and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other, or (b) waive the objections and close this transaction as otherwise contemplated herein.  If Purchaser shall fail to notify Seller in writing of any objections to the state of Seller’s title to the Subject Property as shown by the Survey and Title Commitment, then Purchaser shall be deemed to have no objections to the state of Seller’s title to the Subject Property as shown by the Survey and Title Commitment, and any exceptions to Seller’s title which have not been objected to by Purchaser and which are shown on the Survey or described in the Title Commitment shall be considered to be “Permitted Exceptions.”  If Seller fails to respond to Purchaser’s notice of Title Defects within the Cure Period, Seller shall be deemed to have elected not to attempt to cure said Title Defects.  It is understood and agreed that any Title Defects which have been objected to by Purchaser and which are subsequently waived by Purchaser shall be Permitted Exceptions.

ARTICLE VI

INSPECTION PERIOD

Purchaser, at Purchaser’s sole expense, shall have the right to conduct a feasibility, environmental, engineering and physical study of the Subject Property for a period of time commencing on the date hereof and expiring 30 days after the date hereof (such period is referred to herein as the “Inspection Period”).  Upon 24 hours advance notice to Seller, Purchaser and Purchaser’s duly authorized agents or representatives shall be permitted to enter upon the Subject Property between the hours of (i) 7:00 a.m. and 10:00 a.m., and (ii) 3:00 p.m. and 5:00 p.m., during the Inspection Period in order to conduct engineering studies, soil tests and any other inspections and/or tests that Purchaser may deem necessary or advisable; provided, however, that no drilling or other ground penetrations or physical sampling in any building shall be done without Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed.  Purchaser further agrees to indemnify and hold Seller harmless from any claims or damages, including reasonable attorneys’ fees, resulting from Purchaser’s inspection of the Subject Property, which indemnity shall survive the cancellation or termination of this Contract.  In the event that the review and/or inspection conducted by this paragraph shows any fact, matter or condition to exist with respect to the Subject Property that is unacceptable to Purchaser, in Purchaser’s sole discretion, or if for any reason Purchaser determines that purchase of the Subject Property is not feasible, then Purchaser shall be entitled, as Purchaser’s sole remedy, to cancel this Contract by providing written notice of cancellation to Seller prior to the expiration of the Inspection Period, in which case this Contract shall be cancelled and all earnest money (less $100.00) shall be immediately returned to Purchaser by the Title Company, Purchaser shall return to Seller all of the Due Diligence Items provided by Seller, and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other.  If Purchaser fails to terminate this Contract on or prior to the expiration of the Inspection Period, Purchaser’s right to terminate the Contract under this Article VI shall be deemed to have been waived and this Contract shall remain in full force and effect and the earnest money shall thereafter be non-refundable (but applicable to the purchase price), except for (i) a default by Seller, (ii) a failure of a condition precedent to Purchaser’s obligations hereunder (excluding, however, the condition precedent described in Article VIII B.), or (iii) Seller’s failure to cure Title Defects in the event Seller has agreed to attempt to cure said Title Defects as set forth in Article V hereof.

ARTICLE VII

REPRESENTATIONS, WARRANTIES, AND COVENANTS

Seller represents and warrants to Purchaser that on or before the date of Closing hereunder, Seller will either pay in full or otherwise retire any indebtedness owing to lenders or contractors payment of which is secured by a lien against the Subject Property so that at closing Seller will be able to convey the Subject Property to Purchaser free and clear of any such liens (although Seller shall hold a first lien against the Subject Property pursuant to the Deed of Trust referenced in Article II above).

Seller covenants and agrees with Purchaser that, from the date hereof until the closing, Seller shall not, without the written consent of Purchaser, sell, assign, lease, or convey any right, title, or interest whatsoever in or to the Subject Property, or create any monetary lien, security interest, easement, encumbrance, or charge affecting the Subject Property without promptly discharging the same prior to closing.

Except as otherwise disclosed in writing to Purchaser, Seller hereby further represents and warrants to Purchaser as follows:

a.             From the date of execution of this Contract through the date of closing, Seller shall continue to maintain the Subject Property in its present condition, subject to ordinary wear, and Seller shall not remove any fixtures, equipment, furnishings or other personal property from the Subject Property except for those items which shall remain the property of Seller as set forth in the attached Exhibit “B”, nor shall Seller unreasonably neglect the Subject Property;

b.             Seller currently has in place the public liability, casualty and other insurance coverage with respect to the Subject Property. Each of such policies is in full force and effect, and all premiums due and payable thereunder have been, and at closing will be, fully paid when due.  No notice of cancellation has been received or threatened with respect thereto.  No insurance company insuring the Improvements has delivered to Seller oral or written notice (i) that any insurance policy now in effect would not be renewed or (ii) that Seller has failed to comply with insurance requirements or (iii) that defects or inadequacies exist in the Subject Property, or in any part thereof, which could adversely affect the insurability thereof or the cost of such insurance.  At all times from the date hereof through the date of closing, Seller shall cause to be maintained in force fire and extended coverage insurance upon the Subject Property, and public liability insurance with respect to damage or injury to person or property occurring on the Subject Property in at least such amounts as are maintained by Seller on the date hereof;

c.             That, at closing, there will be no unpaid bills, claims, or liens in connection with any construction or repair of the Subject Property;

d.             The Subject Property is not subject to any outstanding agreements of sale or any options, liens, or other rights of third parties to acquire any interest therein, except as described in this Contract;

e.             Except as disclosed in Title Commitment, the Subject Property is free and clear of all mechanic’s liens, liens, mortgages or similar financial encumbrances of any nature;

f.              To the best of Seller’s knowledge, there is no action, suit, proceeding or claim presently pending in any court or before any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality or before any arbitration tribunal or panel, (i) affecting the Subject Property, or any portion thereof, or Seller’s use, operation or ownership of the Subject Property, or (ii) affecting Seller’s ability to perform its obligations under this Contract, nor, to the best knowledge and belief of Seller, is any such action, suit, proceeding or claim threatened;

g.             There are no attachments, executions, assignments for the benefit of creditors, or voluntary or involuntary bankruptcy proceedings, or proceedings under any debtor relief laws, pending, or to the best of Seller’s actual knowledge, threatened against Seller or the Subject Property;

h.             No condemnation, eminent domain or similar proceedings have been instituted or, to the best of Seller’s actual knowledge, threatened against the Subject Property;

i.              Seller has not received written notice of, nor does Seller have actual knowledge or information of, any pending or contemplated change in any regulation, code, ordinance or law, or private restriction applicable to the Subject Property, or any natural or artificial condition upon or affecting the Subject Property, or any part thereof, which would result in any material change in the condition of the Subject Property or any part thereof, or would in any way limit or impede the operation of the Subject Property;

j.              Except for the list of service contracts, warranties, management, maintenance or other agreements to be delivered to Purchaser pursuant to Article IV hereinabove, there are no contracts of construction, employment, management, service or supply which would affect the Subject Property or operation of the Subject Property after closing;

k.             To the best of Seller’s actual knowledge, the Subject Property and the current operation thereof comply with all laws, regulations, ordinances, rules, orders and other requirements of all governmental authorities having jurisdiction over the Subject Property or affecting all or any part thereof or bearing on its construction or operation, and with all private covenants or restrictions;

l.              To the best of Seller’s actual knowledge, Seller has acquired all licenses,

permits, easements, rights-of-way, including, without limitation, all building and occupancy permits from all governmental authorities having jurisdiction over the Subject Property or from private parties for the normal use, maintenance, occupancy, and operation of the Subject Property and to insure unimpeded access, ingress and egress to and from the Land as required to permit normal usage of the restaurant thereon;

m.            To the best of Seller’s actual knowledge, present zoning regulations permit the use of the Subject Property as a restaurant, the Subject Property complies with all applicable parking and zoning regulations, and there are no governmental or private regulations, orders, agreements or instruments restricting the current use and operation of the Land, except as may be shown in the Title Commitment;

n.             Seller has not released any hazardous substance upon the Subject Property in violation of any Environmental Law, and neither Seller nor the Subject Property is subject to any pending or threatened litigation or inquiry by any governmental authority or to any remedial action or obligations under any Environmental Law; to the best of Seller’s actual knowledge, no underground storage tanks have been or are now located on the Subject Property; and to the best of Seller’s actual knowledge, no hazardous substances or toxic wastes have been disposed of or are now located upon the Subject Property in violation of applicable Environmental Law.  As used herein, the term “Environmental Law” will mean any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or agency affecting the Subject Property and pertaining to health or the environment including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1982 and the Resource Conservation and Recovery Act of 1986.  Prior to Closing, Seller agrees to promptly notify Purchaser of any fact of which Seller has knowledge which would cause this representation to become false and of any written notice that Seller receives regarding the matters set forth in this Section;

o.             There are no contracts or other material obligations, other than those matters set forth in the Title Commitment, Survey, and Due Diligence Items, outstanding (i) for the sale, exchange or transfer of the Subject Property or any portion thereof or the business operated thereon by Seller, or (ii) creating or imposing any burdens, obligations or restrictions on the use or operation of the Subject Property and the business conducted thereon;

p.             To the best of Seller’s actual knowledge, (i) there are no public plans or proposals for changes in road grade, access or other municipal improvements which would affect the Subject Property or result in any assessments, (ii) no ordinance authorizing improvements, the cost of which might be assessed against Purchaser or the Subject Property is pending, and (iii) no tax proceeding is pending for the reduction or increase of the assessed real estate tax evaluation to the Subject Property or any portion thereof;

q.             Seller is not a “foreign person” or “foreign trust” within the meaning of the United States Foreign Investment and Real Property Tax Act of 1980 and the Internal Revenue Code of 1986, as subsequently amended;

r.              The summaries of the operating expenses of the Subject Property furnished to Purchaser fairly reflect the costs of operations of the Subject Property;

s.             All documents and records delivered pursuant to Article IV will be true, correct and complete copies of the documents and records required to be delivered;

t.              Seller has received no notice of defects, faults or other problems in connection with the soils, subsoils, grading or compaction of the Land;

u.             To the best of Seller’s knowledge, the Improvements were constructed and completed in a good and condition, free from material defects, and are in material compliance with all federal, state and local laws, ordinances and regulations applicable to such construction and completion;

v.             To the best knowledge of Seller, except as disclosed in writing by Seller to Purchaser, at closing the Improvements will be free of material defects; and

w.            At or before the closing, the FF&E shall be free and clear of all security interests, claims, and encumbrances, and any UCC financing statements on file that cover all or any portion of the FF&E shall be terminated.

All of the foregoing representations and warranties of Seller are made both as of the date hereof and as of the date of the closing hereunder and shall survive the closing hereunder.  Notwithstanding the preceding sentence, any claim by Purchaser that Seller has breached a representation or warranty must be asserted within one year after the closing and if Purchaser fails to assert such claim within said period, Purchaser shall be deemed to have waived and released any such claim.

EXCEPT FOR SELLER’S REPRESENTATIONS AND WARRANTIES SET FORTH HEREIN AND THE WARRANTY OF TITLE SET FORTH IN THE SPECIAL

WARRANTY DEED TO BE DELIVERED AT CLOSING, IT IS UNDERSTOOD AND AGREED THAT SELLER IS NOT MAKING AND SPECIFICALLY DISCLAIMS ANY WARRANTIES OR REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT PROPERTY, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OR REPRESENTATIONS AS TO MATTERS OF TITLE, ZONING, TAX CONSEQUENCES, PHYSICAL OR ENVIRONMENTAL CONDITIONS, AVAILABILITY OF ACCESS, INGRESS OR EGRESS, PROFITABILITY, OPERATING HISTORY OR PROJECTIONS WITH RESPECT TO THE SUBJECT PROPERTY, VALUATION, GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS OR ANY OTHER MATTER OR THING RELATING TO OR AFFECTING THE SUBJECT PROPERTY, INCLUDING, WITHOUT LIMITATION, (i) THE VALUE, CONDITION, MERCHANTABILITY, MARKETABILITY, PROFITABILITY, SUITABILITY, HABITABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OF THE SUBJECT PROPERTY, OR (ii) THE MANNER OR QUALITY OF THE SUBJECT PROPERTY.  EXCEPT FOR ANY REPRESENTATION AND WARRANTY OF SELLER EXPRESSLY SET FORTH IN THIS CONTRACT OR THE SPECIAL WARRANTY DEED, PURCHASER HAS NOT RELIED UPON AND WILL NOT RELY UPON, EITHER DIRECTLY OR INDIRECTLY, ANY REPRESENTATION OR WARRANTY OF SELLER OR ANY AGENT OF SELLER.  PURCHASER REPRESENTS THAT PURCHASER IS A KNOWLEDGEABLE PURCHASER OF REAL ESTATE AND THAT PURCHASER IS RELYING SOLELY ON PURCHASER’S OWN EXPERTISE AND THAT OF PURCHASER’S CONSULTANTS IN PURCHASING THE SUBJECT PROPERTY.  PURCHASER WILL CONDUCT SUCH INSPECTIONS AND INVESTIGATIONS OF THE SUBJECT PROPERTY

AS PURCHASER DEEMS NECESSARY, INCLUDING, BUT NOT LIMITED TO, THE PHYSICAL AND ENVIRONMENTAL CONDITIONS THEREOF, AND SHALL RELY UPON SAME.  UPON CLOSING, PURCHASER SHALL BE DEEMED TO HAVE RELEASED SELLER FROM AND TO HAVE ASSUMED THE RISK THAT ADVERSE MATTERS, INCLUDING, BUT NOT LIMITED TO, ADVERSE PHYSICAL AND ENVIRONMENTAL CONDITIONS, MAY NOT HAVE BEEN REVEALED BY PURCHASER’S INSPECTIONS AND INVESTIGATIONS.  PURCHASER ACKNOWLEDGES AND AGREES THAT UPON CLOSING, SELLER SHALL SELL AND CONVEY TO PURCHASER AND PURCHASER SHALL ACCEPT THE SUBJECT PROPERTY “AS IS, WHERE IS,” WITH ALL FAULTS.  PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THERE ARE NO ORAL AGREEMENTS, WARRANTIES OR REPRESENTATIONS, COLLATERAL TO OR AFFECTING THE SUBJECT PROPERTY BY SELLER, ANY AGENT OF SELLER OR ANY THIRD PARTY.  THE TERMS AND CONDITIONS OF THIS PARAGRAPH SHALL EXPRESSLY SURVIVE THE CLOSING AND SHALL NOT MERGE WITH THE PROVISIONS OF ANY CLOSING DOCUMENTS.  SELLER IS NOT LIABLE OR BOUND IN ANY MANNER BY ANY ORAL OR WRITTEN STATEMENTS, REPRESENTATIONS, OR INFORMATION PERTAINING TO THE SUBJECT PROPERTY FURNISHED BY ANY REAL ESTATE BROKER, AGENT, EMPLOYEE, SERVANT OR OTHER PERSON, UNLESS THE SAME ARE SPECIFICALLY SET FORTH OR REFERRED TO HEREIN.  PURCHASER FURTHER ACKNOWLEDGES AND AGREES THAT THE PROVISIONS OF THIS PARAGRAPH WERE A MATERIAL FACTOR IN THE DETERMINATION OF THE PURCHASE PRICE FOR THE SUBJECT PROPERTY.

ARTICLE VIII

CONDITIONS PRECEDENT TO CLOSING

A.            The obligation of Purchaser to close this Contract shall, at the option of Purchaser, be subject to the following conditions precedent:

a.             All of the representations, warranties and agreements of Seller set forth in this Contract shall be true and correct in all material respects as of the date hereof and at closing, and Seller shall not have on or prior to closing, failed to meet, comply with or perform in any material respect any conditions or agreements on Seller’s part as required by the terms of this Contract.

b.             There shall be no change in the matters reflected in the Title Commitment, and there shall not exist any encumbrance or title defect affecting the Subject Property not described in the Title Commitment except for the Permitted Exceptions.

c.             There shall be no changes in the matters reflected in the Survey, and there shall not exist any easement, right-of-way, encroachment, waterway, pond, flood plain, conflict or protrusion with respect to the Subject Property not shown on the Survey.

d.             Purchaser shall have obtained a standard Texas owner’s form of title insurance policy (the “Title Policy”) issued by the Title Company and insuring Purchaser in the amount of the Purchase Price that Purchaser has acquired good and indefeasible title to the Subject Property, subject only to the Permitted Exceptions.  The Title Policy shall be at the sole cost and expense of the Seller, including modification of the standard survey exception so that it is limited to “shortages in area”.  Purchaser shall also be entitled to request the Title Company to provide, at Purchaser’s sole cost and expense, such other extended coverage and endorsements (or amendments) to the Title Policy as Purchaser may reasonable require so long as such endorsements or amendments are at no cost to Seller nor impose additional liability on Seller or delay the Closing (the endorsements herein are not a condition precedent to Closing).  Purchaser acknowledges and agrees that the Title Policy may be actually delivered at a reasonable time following the closing so long as Purchaser has received at closing a current and binding Title Commitment obligating the Title Company to deliver the Title Policy.

e.             Seller shall provide to Purchaser written evidence, reasonably acceptable to Purchaser, showing the termination of the lease of the Land and Improvements between TTLC, as lessor, and T76, as lessee.

If any such condition is not fully satisfied by closing, Purchaser’s sole remedy shall be either  (a) to terminate this Contract by written notice to Seller whereupon this Contract shall be cancelled, the earnest money deposit (less $100.00) shall be returned to Purchaser by the Title Company and thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other (except for the obligations that expressly survive termination), or (b) proceed with closing of the transaction hereunder notwithstanding such condition.

B.            Provided that Purchaser has applied for the Building Permit (as defined below) and is diligently pursuing the procurement of same, the obligation of Purchaser to close this Contract shall, at the option of Purchaser, also be subject to the condition precedent that Purchaser shall have obtained a building permit (the “Building Permit”) to make certain improvements to the Subject Property necessary to operate a Smith & Wollensky Restaurant.  If such condition is not fully satisfied by closing, Purchaser’s sole remedy shall be either  (a) to terminate this Contract by written notice to Seller whereupon (i) this Contract shall be cancelled, (ii) the initial earnest money deposit of $25,000 shall be delivered to Seller by the Title Company, (iii) any other earnest money deposited with the Title Company by Purchaser to extend the closing date as set forth in Article IX hereunder shall be returned to Purchaser by the Title Company, and (iv) thereafter neither Seller nor Purchaser shall have any continuing obligations one unto the other (except for the obligations that expressly survive termination), or (b) proceed with closing of the transaction hereunder notwithstanding such condition.

ARTICLE IX

CLOSING

The closing hereunder shall take place at the offices of the Title Company.  The closing shall occur 45 days after the effective date of this Contract.  Provided that Purchaser has applied for the Building Permit and is diligently pursuing the procurement of same, Purchaser shall have the right to extend the closing for two (2) periods of 15 days each for a total of 30 additional days, upon:  (i) giving written notice to Seller prior to or on the then scheduled closing date; and (ii) depositing with the Title Company additional earnest money in the sum of $50,000.00 per extension on or prior to the then scheduled closing date.  Each additional earnest money deposit shall be deemed nonrefundable (except in the event of (x) Seller’s default under this Contract, or (y) failure of a condition precedent set forth under this Contract) and shall be applicable to the purchase price.

ARTICLE X

SELLER’S OBLIGATIONS AT CLOSING

At the closing, Seller shall do the following:

a.             TTLC shall deliver to Purchaser a special warranty deed covering the Subject Property, duly signed and acknowledged by TTLC, which deed shall be in form reasonably acceptable to Purchaser for recording and shall convey to Purchaser good and insurable fee simple title to the Land and the Improvements free and clear of all liens, rights-of-way, easements and other matters affecting title to the Subject Property, except for the Permitted Exceptions.

b.             T76 (and TTLC, if applicable) shall deliver to Purchaser a bill of sale, duly executed and acknowledged by T76, conveying and/or assigning to Purchaser the FF&E, the Operating Agreements (to the extent accepted and approved by Purchaser), and the Intangibles, which assignment shall include an assumption by Purchaser of the Operating Agreements being assigned thereunder.

c.             Deliver such evidence or other documents that may be reasonably required by the Title Company evidencing the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Subject Property.

d.             Deliver a non-withholding statement that will satisfy the requirements of Section 1445 of the Internal Revenue Code so that Purchaser is not required to withhold any portion of the purchase price for payment to the Internal Revenue Service.

e.             Deliver to Purchaser all keys to all buildings and other improvements located on the Subject Property, combinations to any safes thereon, and security devices therein in Seller’s possession.

f.              Deliver to Purchaser any other documents or items necessary or convenient in the reasonable judgment of Purchaser to carry out the intent of the parties under this Contract.

ARTICLE XI

PURCHASER’S OBLIGATIONS AT CLOSING

At the closing, Purchaser shall:

a.             Deliver to TTLC the sum of $2,100,000.000 (which amount shall be reduced by any earnest money deposited with the Title Company) in immediately available funds as partial payment of the purchase price.

b.             Deliver to TTLC the Note.

c.             Deliver to TTLC the Deed of Trust.

d.             Deliver such evidence or other documents that may be reasonably required by the Title Company evidencing the status and capacity of Purchaser and the authority of the person or persons who are executing the various documents on behalf of Purchaser in connection with the purchase of the Subject Property and the execution and delivery of the Note and Deed of Trust.

e.             Deliver to Purchaser any other documents or items necessary or convenient in the reasonable judgment of Seller to carry out the intent of the parties under this Contract.

f.              Obtain for the benefit of TTLC a standard Texas lender’s form of title insurance policy (the “Title Policy”) issued by the Title Company and insuring TTLC in the amount of the Note that it has a valid, first and superior lien against the Land and Improvements, subject only to the Permitted Exceptions.  The Title Policy for the benefit of TTLC shall be at the sole cost and expense of the Purchaser.  TTLC shall also be entitled to request the Title Company to provide, at TTLC’s sole cost and expense, such other extended coverage and endorsements (or amendments) to the Title Policy as TTLC may reasonable require so long as such endorsements or amendments are at no cost to Purchaser nor impose additional liability on Purchaser or delay the Closing (the endorsements herein are not a condition precedent to Closing).  TTLC acknowledges and agrees that the Title Policy may be actually delivered at a reasonable time following the closing so long as TTLC has received at closing a current and binding Title Commitment obligating the Title Company to deliver the Title Policy.

ARTICLE XII

COSTS AND ADJUSTMENTS

At closing, the following items shall be adjusted or prorated between Seller and Purchaser:

a.             Seller shall pay and Purchaser shall receive a credit of up to $3,000 for any costs incurred by Purchaser with respect to the Survey;

b.             Real estate and personal property ad valorem taxes for the Subject Property for the current calendar year shall be prorated, and Seller shall pay to Purchaser, as a credit against the purchase price, Seller’s pro rata portion of such taxes.  Seller’s pro rata portion of such taxes shall be based upon taxes actually assessed for the current calendar year or, if for any reason such taxes for the Subject Property have not been actually assessed, such pro ration shall be based upon the amount of such taxes for the immediately preceding calendar year, and adjusted by cash settlement when exact amounts are available;

c.             Seller shall pay for Purchaser’s owners title policy as set forth in Article VIII;

d.                                      Purchaser shall pay for Seller’s lenders title policy as set forth in Article XI;

e.             Recording fees and escrow fees shall be divided equally by Seller and Purchaser; and

f.              Seller and Purchaser shall each be responsible for the fees and expenses of their respective attorneys.

ARTICLE XIII

DAMAGE OR DESTRUCTION PRIOR TO CLOSING

In the event that the Subject Property should be damaged by any casualty prior to closing, then if the cost of repairing such damage, as estimated by an architect or contractor retained pursuant to the mutual agreement of Seller and Purchaser, is:

a.             Less than Two Hundred Thousand Dollars ($200,000.00), then at Purchaser’s option, either (i) Seller shall repair such damage as promptly as is reasonably possible, restoring the damaged property at least to its condition immediately prior to such damage; and, in the event such repairs have not been completed prior to closing, then the closing shall nevertheless proceed as scheduled, and Purchaser may have the Title Company withhold from Seller the funds necessary to make such repairs until Seller has repaired such damage pursuant to the provisions hereof, at which time such funds shall be distributed to Seller or (ii) Purchaser may take an assignment of Seller’s proceeds and a credit for Seller’s deductible under its applicable insurance policy (as described in paragraph [b] below) and repair such damage;

or if said cost is:

b.             greater than Two Hundred Thousand Dollars ($200,000.00), then, at Purchaser’s election, Seller shall pay to Purchaser, at closing, all insurance proceeds payable for such damage, and the sale shall be closed without Seller’s repairing such damage but with Purchaser receiving a credit for the amount of any deductible provided for in the applicable insurance policy, or, if Purchaser does not elect to accept such insurance proceeds, then Purchaser may elect to terminate this Contract.

ARTICLE XIV

POSSESSION OF PROPERTY

Possession of the Subject Property shall be delivered to Purchaser at closing.

ARTICLE XV

NOTICES

All notices, demands, or other communications of any type given by the Seller to the Purchaser, or by the Purchaser to the Seller, whether required by this Contract or in any way related to the transaction contracted for herein, shall be void and of no effect unless given in accordance with the provisions of this paragraph.  All notices shall be in writing and delivered to the person to whom the notice is directed, either in person, by facsimile transmission, or by United States Mail, as a registered or certified item, return receipt requested.  All such notices shall be deemed given when received or refused by the party to be noticed, and shall be addressed as follows:

Seller:	Tollroad Texas Land Co., L.P.
c/o Calvin C. Chandler
10013 – 59th Street
Lakewood, Washington 98499
Telephone No.: (253) 588-1788
Facsimile No.: (253) 584-8563

With Required Copy To:	Timothy Bunch
10013 – 59th Street
Lakewood, Washington 98499
Telephone No.: (253) 588-1788
Facsimile No.: (253) 584-8563

Purchaser:	The Smith & Wollensky Restaurant Group, Inc.
1114 First Avenue
New York, New York 10021
Attn: Jim Dunn
Telephone No.: (212) 838-2061
Facsimile No.: (212) 758-6027

With Required Copy to:	Hallett & Perrin, P.C.
2001 Bryan Tower, Suite 3900
Dallas, Texas 75201
Attn: Fielder F. Nelms, Esq.
Telephone No.: (214) 922-4109
Facsimile No.: (214) 922-4193

ARTICLE XVI

INDEMNIFICATION

Seller agrees to indemnify and hold Purchaser harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature, (i) resulting from the breach of a representation, warranty, or covenant of Seller hereunder, or (ii) brought by third parties and based on events or conditions occurring or existing on or before the date of closing and which are in any way related to the ownership, maintenance, or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys’ fees.

Subject to the representations, warranties, covenants and indemnities of Seller hereunder, Purchaser agrees to indemnify and hold Seller harmless of and from any and all liabilities, claims, demands, suits, and judgments, of any kind or nature, brought by third parties and based on events occurring subsequent to the date of closing and which are in any way related to the ownership, maintenance or operation of the Subject Property, and all expenses related thereto, including, but not limited to, court costs and attorneys’ fees.

ARTICLE XVII

REMEDIES

In the event that Seller fails to timely comply with all conditions, covenants and obligations of Seller hereunder, it shall be an event of default and Purchaser shall have the option (i) to terminate this Contract by providing written notice thereof to Seller, in which event the earnest money (less $100.00) shall be returned immediately to Purchaser by the Title Company and the parties hereto shall have no further liabilities or obligations one unto the other; (ii) to waive any defect or requirement and close this Contract; or (iii) sue Seller for specific performance.

In the event that Purchaser fails to timely comply with all conditions, covenants, and obligations Purchaser has hereunder, such failure shall be an event of default, and Seller’s sole remedy shall be to receive the earnest money.  The earnest money is agreed upon by and between the Seller and Purchaser as liquidated damages due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof, and no other damages, rights, or remedies shall in any case be collectible, enforceable, or available to the Seller other than in this paragraph defined, and Seller shall accept the earnest money as Seller’s total damages and relief.

ARTICLE XVIII

ASSIGNMENT

Purchaser may not assign its rights under this Contract to anyone other than a Permitted Assignee without first obtaining Seller’s prior written approval.  Purchaser may assign its rights under this Contract to a Permitted Assignee without prior written consent of Seller.  For purposes of this Contract, a “Permitted Assignee” shall mean any partnership, corporation, limited liability company or other business entity owned or controlled by Purchaser.  Any assignment made by Purchaser shall (a) not have the affect of extending the Inspection Period hereunder or the closing date; (b) be pursuant to a written assignment, a copy of which will be provided to Seller; and (c) shall not release Purchaser from any of its obligations hereunder.

ARTICLE XIX

MISCELLANEOUS

1.             This Contract shall be construed and interpreted in accordance with the laws of the State of Texas.  Where required for proper interpretation, words in the singular shall include the plural; the masculine gender shall include the neuter and the feminine, and vice versa.  The terms “successors and assigns” shall include the heirs, administrators, executors, successors, and assigns, as applicable, of any party hereto.

2.             This Contract may not be modified or amended, except by an agreement in writing signed by the Seller and the Purchaser.  The parties may waive any of the conditions contained herein or any of the obligations of the other party hereunder, but any such waiver shall be effective only if in writing and signed by the party waiving such conditions and obligations.

3.             Each person executing this Contract warrants and represents that he is fully authorized to do so.

4.             In the event it becomes necessary for either party to file a suit to enforce this Contract or any provisions contained herein, the prevailing party shall be entitled to recover, in addition to all other remedies or damages, reasonable attorneys’ fees and costs of court incurred in such suit.

5.             The descriptive headings of the several paragraphs contained in this Contract are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

6.             This Contract (and the items to be furnished in accordance herewith) constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings of the parties in connection therewith.  No representation, warranty, covenant, agreement, or condition not expressed in this Contract shall be binding upon the parties hereto or shall affect or be effective to interpret, change, or restrict the provisions of this Contract.

7.             This Contract may be executed in multiple counterparts, and the counterparts together shall constitute the single binding agreement of the parties.

8.             Purchaser represents and agrees that:

(1)           To keep this transaction and all Due Diligence Items (other than information which is a matter of public knowledge or is provided in other sources readily available to the public) strictly confidential; provided, however, that this transaction and any of the Due Diligence Items may be disclosed (i) to employees of Purchaser, as well as to Purchaser’s law and accounting firms and lenders (collectively, the “Permitted Parties”), (ii) as required by law, including securities laws disclosure requirements, and (iii) this transaction may be disclosed after it is closed.  The Permitted Parties shall be informed by Purchaser of the confidential nature of such information and shall be directed by Purchaser to treat such information with strict confidence.

(2)           Except as permitted in (1) above, Purchaser will not make any of the Due Diligence Items available, or disclose any of the contents of the Due Diligence Items, to any person, unless (i) such person has been identified to Seller, (ii) Seller has approved, in writing, the furnishing of Due Diligence Items or such disclosure to such person, and (iii) such person has entered into a confidentiality agreement with Seller, the provisions of which agreement shall be substantially the same as the provisions of this Article XIX, section 7.

(3)           In the event that this Agreement is not consummated, Purchaser will promptly upon Seller’s request return to Seller all Due Diligence Items furnished to Purchaser, whether furnished before or after the date of this Agreement, without retaining copies thereof.

ARTICLE XX

REAL ESTATE COMMISSION

Provided that the sale hereunder does in fact close, Seller shall pay a brokerage commission (i) equal to 2% of the purchase price to The Weitzman Group (“Weitzman”), as Seller’s agents, pursuant to a separate written agreement between Seller and Weitzman, and (ii) equal to 2% of the purchase price to Staubach Retail Services, Ltd. (“Staubach”), as Purchaser’s agents.  Seller represents and warrants to Purchaser that Seller has not contacted or entered into any agreement with any other real estate broker, agent, finder, or any other party in connection with this transaction, and that Seller has not taken any action which would result in any other real estate broker’s, finder’s, or other fees or commissions being due and payable to any other party with respect to the transaction contemplated hereby.  Purchaser hereby represents and warrants to Seller that Purchaser has not contracted or entered into any other agreement with any real estate broker, agent, finder, or any other party in connection with this transaction other than Staubach, and that Purchaser has not taken any other action which would result in any other real estate broker’s, finder’s, or other fees or commissions being due or payable to any other party with respect to the transaction contemplated hereby.  Seller hereby indemnifies and agrees to hold Purchaser harmless for any fees or commissions of Weitzman and Staubach.  Additionally, each party hereby indemnifies and agrees to hold the other party harmless from any loss, liability, damage, cost, or expense (including reasonable attorneys’ fees) resulting to the other party by reason of a breach of the representation and warranty made by such party herein.  Notwithstanding anything to the contrary contained herein, the indemnities set forth in this Article XX shall survive the closing.

EXECUTED on this the nineteenth day of July, 2002.

SELLER:

TOLLROAD TEXAS LAND CO., L.P., a Texas limited partnership
By:	Tollway Land Company LLC	, a	Washington LLC
, its General Partner

By:	/s/ Calvin C. Chandler
Name:	Calvin C. Chandler
Its:	Manager

TOLLWAY 76, L.P., a Washington limited partnership
By:	RAM International GP, LLC	, a	Washington LLC
, its General Partner

By:	/s/ Jeffery B. Iverson Jr.
Name:	Jeffery B. Iverson Jr.
Its:	Manager

EXECUTED on this the nineteenth day of July, 2002.

PURCHASER:

THE SMITH & WOLLENSKY RESTAURANT GROUP, INC., a Delaware corporation

By:	/s/ James M. Dunn
Name:	James M. Dunn
Its:	President

RECEIPT OF EARNEST MONEY AND ONE (1) EXECUTED COUNTERPART OF THIS CONTRACT IS HEREBY ACKNOWLEDGED:

TITLE COMPANY:

REPUBLIC TITLE OF TEXAS, INC.

By:
Name:
Its:

EXHIBIT “A”

Lot 8, Block C of Greenway Addition, an addition to the City of Dallas, Collin County, Texas, according to the plat thereof recorded in Volume J, Page 599, Map Records, Collin County, Texas.

EXHIBIT “B”

a. Smith & Wollensky – equipment that PURCHASER will keep after closing

_ Bars & all bar equipment

Smallwares –	back of house only
SELLER will keep all front of house smallwares

Scullery

Ice machines

Shelving, tables, sinks

Prep kitchen

Everything except flat top stove

Hot Cookline

Everything except

Ranges on top of refrigerated bases

1 griddle (3’)

Cold cookline/pick up line

Vent a hoods

Coolers

Office equipment

4 TV’s

a. SELLER – equipment that SELLER will keep after closing

_ Signage

Audio/visual

Chairs, stools, couches

Table tops

Table bases

Booths

Art work & décor

Chandeliers & drop lighting

Inventory

POS System

Safes

Phone system

Flat top stove in prep kitchen

Ranges on top of refrigerated bases on hot cookline

1 griddle (4’) on hot cookline

Smallwares front of house only